EXHIBIT 10.27

                AGREEMENT FOR PURCHASE AND SALE OF STOCK

This Agreement for Purchase and Sale of Stock (this "Agreement") is made and entered into as of the 13th day of September, 1995, by and between FIVE FLAGS HOLDING COMPANY, a Florida corporation, ("Seller"), and MIDCOAST HOLDINGS NO. ONE, INC., a Delaware corporation ("Buyer"). (Seller and Buyer are sometimes hereinafter referred to collectively as the "Parties" and individually as a "Party".)
                       W I T N E S S E T H:
WHEREAS, Five Flags Pipe Line Company, a Florida corporation (the "Company"), is a wholly-owned subsidiary of Seller;
WHEREAS, Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, all of the issued and outstanding shares of capital stock of the Company (the "Stock"); and WHEREAS, the Parties desire this Agreement to set forth the terms and conditions upon which they are willing to sell and purchase the Stock;
NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein, the sufficiency of which is hereby acknowledged, the Parties, intending to be legally bound, covenant and agree as follows:
1.  Purchase and Sale; Purchase Price.
Subject to the terms of this Agreement, at the closing provided for in Section 3 of this Agreement (the "Closing"), Seller agrees to sell, assign, transfer and deliver to Buyer or its nominee, and Buyer or its nominee agrees to purchase and acquire from Seller, the Stock.
The amount to be paid by Buyer to Seller for the Stock is Two Million and No/100 Dollars ($2,052,000.00), subject to any adjustments which may be made pursuant to Section 10 of this Agreement (the "Purchase Price"). The Purchase Price shall be paid by Buyer to Seller at the Closing by cashier's or certified check, or, at Seller's election, by wire transfer of immediately available funds.
2.  Instruments of Conveyance.  At the Closing, as provided for in
Section 3 of this Agreement, Seller will assign, transfer and deliver to Buyer the Stock. All certificates representing the Stock delivered to Buyer shall be duly endorsed in blank, or accompanied by duly executed stock powers in blank and otherwise in proper form for transfer. At the Closing, Seller shall also deliver to Buyer a copy of the resolutions or consents of the Board of Directors and the Shareholder of Seller approving the execution and delivery of this Agreement and the consummation of the transaction contemplated hereby, and a certificate of incumbency of representatives of Seller executing this Agreement duly certified by an appropriate officer.
3. Closing. The closing of the purchase and sale of the Stock shall all take place at 10:00 a.m. local time on September 15, 1995, or at such earlier date as Seller and Buyer may otherwise mutually agree upon in writing (the "Closing"). The Closing shall be held at the offices of Seller, at Nine Greenway Plaza - Coastal Tower, Houston, Texas 77046, or such other place as the parties may mutually agree upon in writing (the date on which Closing occurs being referred to herein as the "Closing Date"). The Closing shall be effective as of 7:00 a.m. Florida time, on the Closing Date.
4. Representations, Warranties and Covenants of Seller. Seller represents, warrants and covenants to Buyer as of the date of this Agreement and on and as of the Closing Date, the following:
(a)  Seller has full, complete and absolute title to the Stock.
The Stock constitutes 100% of the issued and outstanding securities of any kind of the Company. No person or entity other than the Seller has any record or beneficial ownership interest whatsoever in the Stock;
(b) Seller's ownership of the Stock consists of good, valid and indefeasible title to the Stock and the Stock is free and clear of any liens, security interests, encumbrances, options, calls, pledges, trusts, voting trusts, covenants, restrictions, reservations and other burdens of any type whatsoever;
(c) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida and has the requisite corporate power and authority to own or lease and operate its properties and to carry on its business as now being conducted. The Company is duly qualified or licensed and is in good standing to do business in each jurisdiction in which the property owned or leased and operated by it or the nature of the business conducted by it make such qualifications or licensing necessary;
(d) All of the Stock is validly issued, fully paid and nonassessable. All dividends and other distributions declared with respect to the Stock have been paid or distributed. There are no existing subscriptions, rights, warrants, calls, options, commitments or agreements of any character relating to the capital stock of the Company which is authorized but unissued or held in the treasury. Copies of the Articles of Incorporation (certified by the Secretary of State of Florida) and the Bylaws (certified by the Secretary of the Company) of the Company heretofore delivered to the Buyer, are true, correct and complete and reflect all amendments thereto as of the date hereof;
(e) The present directors and officers of the Company are set forth on Schedule 4(e) attached hereto, and the written resignations of said directors and officers will be delivered to Buyer at Closing;
(f) A balance sheet (the "Balance Sheet") of the Company dated as of the 31st day of July, 1995 (the "Balance Sheet Date") is attached hereto as Schedule 4(f). The Balance Sheet correctly sets forth the financial condition of the Company as of said date and title to all assets referred to or shown on the Balance Sheet was vested in the Company as of the Balance Sheet Date, free of any liens, security interests or other like encumbrances. To Seller's best knowledge, except as otherwise disclosed by Seller to Buyer in writing prior to Closing, the books of account, as summarized in the Balance Sheet, reflect the Company's assets and known liabilities, and the records and files of the Company reflect its operations and transactions. Since the Balance Sheet date, there has not been: (i) any change in the financial condition, business, operations, properties, assets or liabilities (whether direct, indirect, accrued, absolute, contingent or otherwise) of the Company other than changes in the ordinary course of business, none of which have been materially adverse; (ii) any damage, destruction or loss whether covered by insurance or not, materially and adversely affecting the properties or business of the Company;
(iii) any increase in the compensation payable or to become payable by the Company to any of its directors, officers, employees or agents or in any stock option, bonus payment, service award, pension, retirement, expense allowance or other arrangement made to or with any of them; (iv) any sale, assignment, lease, transfer, license, abandonment or other disposition by the Company of any interest in its properties, excluding inventory sold in the ordinary course of business, and specifically including but not limited to any machinery, equipment or other operating property, any patent, trademark, service mark, trade name, brand name, copyright (or pending application for any patent, trademark, service mark or copyright), invention, process, know-how, formula, pattern, design, trade secret or interest thereunder or other intangible asset; (v) any declaration, setting aside or payment of any dividend or other distribution on or in respect of shares of the Stock, or any direct or indirect redemption, retirement, purchase or other acquisition by the Company of any such shares;
(vi) any stock dividend, stock split, reorganization, recapitalization or other change of any type whatsoever in the Stock; or (vii) any dispute or any other occurrence, event or condition of any character, which reasonably could be anticipated to give rise to a legal or administrative action or to a material adverse effect upon the condition (financial or otherwise) of the business, operations, properties, assets or liabilities (whether direct, indirect, accrued, absolute, contingent or otherwise) of the Company (whether or not covered by insurance);
(g) Between the Balance Sheet Date and the date of this Agreement, the Company has not: (i) transferred, sold or otherwise disposed of any corporate property or assets material to the operation of its business other than in the ordinary and usual course of its business as heretofore conducted, save and except such items as shall have become no longer useful, obsolete or worn out, or rendered of no further use, and, if heretofore useful in the conduct of its business and operations, as may have been replaced with other items of substantially the same value and utility as the items transferred, sold, exchanged or otherwise disposed of; (ii) created, participated in or agreed to the creation of any liens or encumbrances on its corporate property, save and except liens for taxes not yet due and liens created in the ordinary and usual course of its business as heretofore conducted in connection with normal purchases of natural gas; (iii) entered into any leases, contracts or agreements of any kind or character or incur any liabilities, save and except those to which it is presently committed and which are disclosed herein or in the Exhibits hereto;
(iv) made any payments or distributions to or for the benefit of any of its officers, directors, stockholders or employees, save and except (x) wages and salaries made to employees in the ordinary and usual course of the business as heretofore conducted, and (y) contributions required pursuant to any health and/or life insurance plans presently in effect; (v) amended or repealed its Articles of Incorporation or Bylaws or issued any shares of capital stock in addition to, and other than, the shares heretofore issued, or reissued any treasury stock; or (vi) taken any action that is materially different or varies from the ordinary course of business of the Company;
(h) To the best of Seller's knowledge, all tax returns required to be filed by the Company on or before the Closing Date for all years prior to the current tax year have been properly prepared, executed and duly filed pursuant to applicable laws and regulations and all taxes calculated thereon have been paid, and, to the best of Seller's knowledge, the Company's tax returns filed since September 2, 1993 were all included in consolidated tax returns filed by Five Flags Holding Company;
(i) Seller is a corporation duly organized, validly existing and in good standing under the laws of the state where formed and conducting business. Seller has all requisite corporate power and authority and is entitled to carry on its business as now being conducted;
(j) Neither the execution, delivery, nor the performance of this Agreement by Seller will conflict with, result in a default or loss of rights under, or result in the creation of any lien, charge or encumbrance pursuant to, any provision of Seller's certificate of incorporation or by-laws or any material franchise, mortgage, deed of trust, lease, license, agreement or understanding, or any order or judgment or decree to which Seller is a party or by which Seller is bound. Seller has the full power and authority to enter into this Agreement and to carry out the transaction contemplated hereby, and this Agreement has been duly authorized and executed by Seller and constitutes a valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency or other laws relating to or affecting the enforcement of creditors' rights generally and general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law);
(k) To the best of Seller's knowledge, there are no claims, legal actions or suits pending against or relating to the Company, its properties, assets or business, and Seller is not aware of any facts which might result in such claim, action, suit, arbitration or other proceeding and which might reasonably be expected to have a material adverse effect on the Company Assets, on the Company's operation and enjoyment of the Company Assets, or on Seller's ability to perform this Agreement;
(l) To the best of Seller's knowledge, except as set forth in
Schedule 4(l) hereto: (i) the Company has all permits, licenses, certificates and other authorizations necessary for the Company to carry on its business in its current manner; (ii) the Company has not received any written notice that it has failed to comply with any laws, rules, regulations, ordinances, licenses, permits, judgments, decrees and orders of federal, state and local or other governmental authorities having jurisdiction applicable to its properties, assets or business which have not been previously remedied; and (iii) Seller is not in violation of or in default under any terms or provisions of its certificate of incorporation or by-laws, as presently in effect, or of any material liens, mortgage, lease or agreement, or of any order, judgment or decree to which Seller was a named party;
(m) To the best of Seller's knowledge, the Company has good and marketable title to its assets described or referred to in the Exhibits hereto (the "Company Assets"), other than the Leased Property, free of any liens, security interests or other like encumbrances;
(n) All ad valorem and personal property taxes assessed against the Company Assets (including any penalties or assessments for delinquencies in payment) and all other taxes of any nature with respect to the Company Assets or the operation by the Company of the Pipeline System which are due and payable by the Company as of the Closing Date will be paid in full by said Closing Date;
(o) The Company owns a natural gas transmission pipeline system situated in Escambia and Santa Rosa Counties, Florida, as depicted on the map attached as Exhibit "A" hereto, consisting of approximately 42 miles of 10" diameter 0.219 wall 2X52 pipe, approximately 15 miles of 8" diameter 0.280 wall X42 pipe, and various meters and metering stations, control equipment, corrosion equipment, dehydration facilities, storage facilities, buildings and other operating equipment attached to, or used or held for use in the operation of said natural gas transmission pipeline system (collectively the "Pipeline System");
(p) A schedule of (i) all vehicles, (ii) all, or substantially all, office equipment, and (iii) all leases of personal property, of the Company is attached hereto as Exhibit "B" (collectively the "Equipment");
(q) That certain lease (the "Lease") of real property, relating to office space and equipment storage ("Leased Premises"), presently held in the name of the Company, described in Exhibit "C" hereto, is the only lease of real property affecting the Company which is presently in force and effect;
(r) A schedule of all easement agreements and other similar agreements of the Company is attached hereto as Exhibit "D" (the "Easement Agreements");
(s) A schedule of all or substantially all maintenance and operating supplies, fuel and spare parts for the Equipment is set forth as Exhibit "E" hereto (collectively the "Inventory");
(t) A schedule of all gas transmission contracts and other similar agreements of the Company is set forth as Exhibit "F" hereto (the "Transmission Contracts");
(u) A schedule of all certificates of occupancy and other licenses, permits, orders or approvals of any federal, state or local governmental or regulatory body relating to the use, operation, or enjoyment of the Company Assets is set forth in Exhibit "G" hereto (the "Permits");
(v) To the best of Seller's knowledge, the Exhibits to this Agreement collectively constitute a complete and correct list and description of all material contracts affecting the Company Assets, as operated by the Company in the ordinary course of business, including all amendments, modifications, revocations and notices, except those that would not have a material adverse effect upon the Company's rights, obligations or liabilities under said contracts;
(w) To the best of Seller's knowledge, the contracts, agreements, permits and other documents listed on Exhibits "D", "F" and "G" hereto are all valid, binding and enforceable in accordance with their terms and are in full force and effect. To the best of Seller's knowledge, the Company has performed all obligations and made all payments required, to be performed or paid under such contracts, agreements and other documents and Seller has not received any written notice from any party to said contracts and agreements claiming the existence of any default under any of such contracts, agreements or other documents which have not been previously remedied;
(x) To the best of Seller's knowledge, except as disclosed to Buyer on Schedule 4(x) hereto, the Company has complied with all applicable Environmental Protection Laws (as defined in Section 18(d) of this Agreement) save and except where the failure to comply would not have a material adverse effect upon the Company or the Company Assets;
(y) To the best of Seller's knowledge, neither the execution and delivery of, nor Seller's performance under this Agreement, is prohibited by or requires any consent, authorization, approval or registration under any law, rule or regulation, other than those customarily required in transactions of this type, or under any judgment, order, writ, injunction or decree to which Seller was a named party;
(z) The Company is not subject to any arrangement under which it or Buyer will be obligated, by virtue of a prepayment arrangement, a "take-or-pay" arrangement, a production payment, or any other arrangement, to transport or deliver hydrocarbons at some future time without then or thereafter receiving full payment therefor, or to make payment at some future time for hydrocarbons or the transportation or delivery of hydrocarbons previously purchased or transported;
(aa) To the best of Seller's knowledge, none of the statements, representations or warranties made by Seller in this Agreement, or in any Exhibit or Schedule hereto, or in any certificate or other document delivered with or pursuant to this Agreement, contains any untrue statement of any material fact, or omits to state any material fact necessary in order to make the statements herein or therein, in light of the circumstances under which they were made, not misleading. Except as and to the extent expressly set forth in this Agreement, or in any Exhibit or Schedule hereto, Seller makes no representations or warranties whatsoever, and disclaims all liability and responsibility for any negligent representation, warranty, statement or information made or communicated, by oversight or otherwise (orally or in writing) to Buyer (including, but not limited to, any opinion, information or advice which may have been provided to Buyer by Seller or the Company or any of their stockholders, officers, directors, employees, agents, attorneys, consultants, representatives, or any party acting on their behalf). This subparagraph (aa) shall not excuse Seller from any intentional misrepresentation, statement, warranty or act in furnishing incorrect, false or misleading information to Buyer by Seller or any person acting on behalf of Seller, if made, given or done with the intent that the other party rely thereon and be misled thereby;
(bb) there are no agreements allowing another party to purchase all or some of the Company Assets except in the ordinary course of business;
(cc) the Lease is in full force and effect in accordance with its terms and Seller knows of no default thereunder or no condition or event under which the lessor under the Lease could terminate the Lease prior to the end of the primary term or any extension thereof;
(dd) the Company is not a party to any partnership or joint venture;
(ee) Schedule 4(ee) attached hereto is a complete list of all policies of insurance with respect to the Company Assets, all of which will remain in full force and effect until the Closing Date; and
(ff) Seller expressly covenants and agrees that from and after the date of this Agreement until the Closing Date:
(i) Seller shall give the officers, attorneys, accountants and other authorized representatives of Buyer access, during normal business hours, to all the records, properties and personnel of the Company relating to it and its business. Seller will furnish the representatives of Buyer during such period with all information as such representatives may reasonably request and cause the employees, accountants and attorneys of the Company, to the extent reasonably possible, to cooperate with such representatives in connection with such review and examination, and to make full disclosure to Buyer of all material facts affecting the Company Assets. Notwithstanding the foregoing, Buyer shall not unduly or unreasonably disrupt or interfere with the conduct of the Company or its business.
Buyer shall assume all risks involved in entering upon the Company's premises or any of the Company's properties, and Buyer shall indemnify, protect, defend and hold Seller and the Company harmless from any liens, claims, losses, liabilities, costs and expenses arising out of Buyer's exercising any right of access granted hereunder, including, without limitation, any claims, losses and liabilities resulting from bodily injury or death to persons or damage to property sustained by any party as a result of the exercise of Buyer's right of access. Buyer's indemnity contained in this subsection shall survive the recision, cancellation, termination or consummation of this Agreement; and
(ii) Between the date of this Agreement and the Closing Date, the Company will not: (a) transfer, sell or otherwise dispose of any corporate property or assets material to the operation of its business other than in the ordinary and usual course of its business as heretofore conducted, save and except such items as shall have become no longer useful, obsolete or worn out, or rendered of no further use, and, if heretofore useful in the conduct of its business and operations, as may have been replaced with other items of substantially the same value and utility as the items transferred, sold, exchanged or otherwise disposed of; (b) create, participate in or agree to the creation of any liens or encumbrances on its corporate property, save and except liens for taxes not yet due and liens created in the ordinary and usual course of its business as heretofore conducted in connection with normal purchases of natural gas; (c) enter into any leases, contracts or agreements of any kind or character extending beyond August 15, 1995 or incur any liabilities, save and except those to which it is presently committed and which are disclosed herein or in the Exhibits hereto; (d) make any payments or distributions to or for the benefit of any of its officers, directors, stockholders or employees, save and except wages and salaries made to employees in the ordinary and usual course of the business as heretofore conducted and contributions required pursuant to any health and/or life insurance plans presently in effect; (e) amend or repeal its Articles of Incorporation or Bylaws or issue any shares of capital stock in addition to, and other than, the shares heretofore issued, or reissue any treasury stock; (f) take any action that is materially different or varies from the ordinary course of business of the Company; or (g) not pay or agree to pay any severance or termination benefit to any employee of the Company that is triggered by the Closing and that would be binding upon Buyer or the Company, or affect the Company's ownership, operation and enjoyment of the Company Assets.
(gg) Schedule 4(gg) attached hereto is a schedule of (i) the name of each bank, savings and loan or other financial institution at which the Company has any account or safe deposit box, including the style and number of each such account or safe deposit box and the names of all persons authorized to draw thereon or who have access thereto, and (ii) the name of each person, corporation, firm, association or business entity or enterprise holding a general or special power of attorney from the Company and a summary of the terms thereof;
(hh) Schedule 4(hh) attached hereto sets forth all pension plans, profit sharing plans, retirement benefit plans, executive compensation arrangements, deferred compensation arrangements, retiree medical arrangements, employment contracts, health, disability and/or life insurance plans, and other benefit plans, payments or arrangements for employees of the Company (the "Benefit Plans") presently in effect with respect to the Company. Seller has heretofore delivered to Buyer true, correct and complete copies of summary plan descriptions of all Benefit Plans and will provide Buyer with such additional information regarding the Benefit Plans as Buyer may reasonably request.
5. Representations and Warranties by Buyer. Buyer represents and warrants to Seller as of the date of this Agreement and on and as of the Closing Date, the following:
(a) Buyer is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction where formed and conducting business. Buyer has all requisite power and authority and is entitled to carry on its businesses as now being conducted;
(b) Neither the execution, delivery nor the performance of this Agreement by Buyer will conflict with, result in a default or loss of rights under, or result in the creation of any lien, charge or encumbrance pursuant to, any provision of Buyer's certificate of incorporation or by-laws or any material franchise, mortgage, deed of trust, lease, license, agreement or understanding, or any order or judgment or decree to which Buyer is a party or by which Buyer is bound or affected. Buyer or its nominee has the full power and authority to enter into this Agreement and to carry out the transactions contemplated hereby, and this Agreement has been duly authorized and executed by Buyer and constitutes a valid and binding obligation of Buyer or its nominee, enforceable against Buyer or its nominee in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency or other laws relating to or affecting the enforcement of creditors' rights generally and general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). Buyer or its nominee has complied with all applicable laws and regulations and has all certificates, permits, approvals, and licenses from any and all governmental authorities that may be required for Buyer or its nominee to validly own the Stock;
(c) To the best of Buyer's knowledge, there are no claims, legal actions, suits, arbitrations, governmental investigations or other administrative proceedings in progress or pending against or relating to Buyer which might reasonably be expected to have a material adverse effect upon Buyer, its properties, assets or businesses, and Buyer is not aware of any facts which might result in such claim, action, suit, arbitration or other proceeding which might reasonably be expected to have a material adverse effect on Buyer's or Buyer's nominee's ability to perform this Agreement;
(d) To the best of Buyer's knowledge, Buyer has complied with all applicable material laws, rules, regulations, ordinances and orders applicable to its respective businesses or properties. To the best of Buyer's knowledge, Buyer is not in violation of or in default under any material terms or provisions of any material lien, mortgage, lease, agreement, instrument, order, judgment or decree;
(e) To the best of Buyer's knowledge, none of the statements, representations or warranties made by Buyer in this Agreement, or in any certificate or other document delivered with or pursuant to this Agreement, contains any untrue statement of any material fact, or omits to state any material fact necessary in order to make the statements herein or therein, in light of the circumstances under which they were made, not misleading;
(f) In the event Buyer elects to inspect and/or investigate the Pipeline System, the Equipment or any of the other assets constituting a portion of the Company Assets, Buyer shall have the duty to disclose in writing to Seller, prior to Closing, any fact or results obtained through such inspection and/or investigation which Buyer knows to constitute a material violation of any local, state or federal laws, rules or regulations.
6. Liabilities and Obligations Assumed by Seller. Notwithstanding Buyer's purchase of the Stock, Buyer and Seller expressly agree that Seller shall expressly assume and timely pay or perform, as applicable, the following liabilities and obligations of the Company only to the extent not reflected on the Balance Sheet.
(a) accounts payable accruing between September 2, 1993 and the Closing Date (the "Ownership Period");
(b) accrued expenses and similar current liabilities accruing during the Ownership Period;
(c) all "Taxes" (as defined in Section 16 of this Agreement) arising from the Company's ownership or use of the Company Assets and any other operations of the Company during the Ownership Period;
(d) all obligations accruing during the Ownership Period under, and all liabilities and obligations arising on or after the Closing Date by reason of any breaches or defaults during the Ownership Period under, any of the following: (i) the Lease, (ii) the Easement Agreements, (iii) the Transmission Contracts, (iv) the Permits, and (v) the FERC Letter Order described in Section 6.(h);
(e) any and all claims or liabilities arising out of any employment relationship during the Ownership Period, for termination or severance of employees, for deferred compensation, accrued vacation or sick leave under any employment agreement or employee benefit plan or policy, or any other claims alleged by employees or with respect to any retirement, pension or profit sharing plan or similar agreement;
(f) all liabilities for claims for injury, disabilities, death or workers compensation arising from employment during the Ownership Period, but only to the extent not covered by insurance carried by the Company;
(h) all liabilities for claims or damages arising from environmental matters relating to the Company that resulted from conditions first occurring during the Ownership Period;
(i) any refund obligations, including interest thereon, due to customers for the transporting of gas during the Ownership Period, including but not limited to those arising pursuant to paragraph 2 of that certain Letter Order, issued by the Federal Energy Regulatory Commission ("FERC") in Docket Number PR91-3-000, dated October 24, 1991, approving the Stipulation and Agreement filed with FERC pursuant to Section 311 of the Natural Gas Policy Act.
7. Note Payable to ANR Southern Pipeline Company. Sixty thousand, six hundred dollars ($60,600) of the Purchase Price shall be applied towards the Note Payable to ANR Southern Pipeline Company is the amount of $60,600 by the Company.
8. Conditions to Obligation of Buyer to Close. The obligation of Buyer to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions unless waived by Buyer:
(a) The representations and warranties of Seller set forth herein shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (including representations and warranties made as of a specific date being true and correct as though that specific date were changed to the Closing Date);
(b) Seller shall have performed all obligations and agreements and complied with all covenants and conditions applicable to it contained in this Agreement prior to or on the Closing Date, except those which if not performed or complied with would not materially and adversely affect Buyer or the Company Assets or the fair market value of the Company Assets;
(c) Seller shall have endorsed in blank (or executed stock powers in blank) and delivered to Buyer certificates representing the Stock on the Closing Date, and shall have delivered to Buyer the written resignations of the present directors and officers of the Company in accordance with Section 4(e) of this Agreement;
(d) No suit, action or other proceeding by a third party or governmental authority shall be pending or threatened which seeks damages from Buyer in connection with, or seeks to restrain, enjoin or otherwise prohibit, the consummation of the transaction contemplated by this Agreement;
(e) Between the date of this Agreement and the Closing Date, no material adverse change in the business or operations of the Company shall have occurred;
(f) Between the date of this Agreement and the Closing Date, no damage to or destruction of any of the Company Assets resulting in a repair or replacement cost in excess of $25,000.00 shall have occurred;
(g) No material (i) environmental violations, (ii) title failures or defects or (iii) violations of or noncompliance with applicable pipeline safety laws and regulations determined in accordance with the uses for which the Pipeline System is currently being utilized shall have been determined by Buyer through its due diligence; and
(h) An opinion of counsel to Seller, dated as of the Closing Date, addressed to Buyer, and satisfactory to Buyer's counsel in form and substance, as to the matters contained in Sections 4(c), (i) and
(j) of this Agreement; and
(i) Buyer shall have determined through its due diligence that the Pipeline System is an intrastate pipeline under applicable federal and state laws and regulations.
9. Conditions to Obligation of Seller to Close. The obligation of Seller to consummate the transaction contemplated by this Agreement is subject to the satisfaction of the following conditions unless waived by Seller:
(a) The representations and warranties of Buyer set forth herein shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (including representations and warranties made as of a specific date being true and correct as though that specific date were changed to the Closing Date);
(b) Buyer shall have performed all obligations and agreements and complied with all covenants and conditions applicable to it contained in this Agreement prior to or on the Closing Date, except those which if not performed or complied with would not materially and adversely affect Seller;
(c) No suit, action or other proceeding by a third party or a governmental authority shall be pending or threatened which seeks substantial damages from Seller in connection with, or seeks to restrain, enjoin or otherwise prohibit, the consummation of the transactions contemplated by this Agreement;
(d)  Payment by Buyer to Seller of the Purchase Price; and
(e) An opinion of counsel to Buyer, dated as of the Closing Date, addressed to Seller, and satisfactory to Seller's counsel in form and substance, as to the matters contained in Section 5(a) and (b) of this agreement.
 10. Casualty Loss Prior to Closing. If prior to Closing any of the Company Assets are damaged or destroyed by fire, flood, storm or other casualty and the repair or replacement cost thereof, as applicable, is $25,000.00 or less, then, subject to the other terms and provisions of this Agreement, Buyer shall proceed to purchase the Stock without any reduction in the Purchase Price. If prior to Closing any of the Company Assets are damaged or destroyed by fire, flood, storm or other casualty and the repair or replacement cost thereof, as applicable, is in excess of $25,000.00, but is less than $250,000.00, then Buyer shall have the option to either terminate this Agreement or to proceed to purchase the Stock with a reduction in the Purchase Price by the amount of the repair or replacement cost thereof, as applicable, of such damaged or destroyed assets. If prior to Closing any of the Company Assets are damaged or destroyed by fire, flood, storm or other casualty and the repair or replacement cost thereof, as applicable, is $250,000.00 or more, then both Buyer and Seller shall have the option to terminate this Agreement; and if neither Buyer nor Seller elects to terminate this Agreement, then Buyer shall proceed to purchase the Stock with a reduction in the Purchase Price by the amount of the repair or replacement cost thereof, as applicable, of such damaged or destroyed assets.
All repair or replacement costs shall be determined jointly by Seller and Buyer or, in the event of disagreement between Buyer and Seller with respect thereto, such repair or replacement cost shall be determined by arbitration as provided in Section 37 of this Agreement.
11. Termination. Anything elsewhere in this Agreement to the contrary notwithstanding, this Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing in the following manner:
(a)  By mutual written consent of Seller and Buyer;
(b) By Seller, through written notice to Buyer, if, on September 12, 1995, any of the conditions to the Closing set forth in Section 9 of this Agreement shall not have been satisfied and shall not have been waived by Seller;
(c) By Buyer, through written notice to Seller, if, on September 12, 1995, any of the conditions set forth in Section 8 of this Agreement shall not have been satisfied and shall not have been waived by Buyer;
(d) By Buyer, through written notice to Seller on or before 5:00 p.m., Texas time on September 12, 1995, specifying material environmental violations and/or material title failures or defects and/or material violations of or noncompliance with applicable pipeline safety laws and regulations and/or that the Pipeline System is not an intrastate pipeline, as determined by Buyer through its due diligence;
(e) By Seller, if at any time prior to Closing Seller determines that it has made a material misrepresentation or materially breached a covenant or a warranty made under this Agreement, which after delivery of written notice thereof to Buyer, Buyer is unwilling to waive same as a condition to Closing and to release Seller from any liability therefor;
(f) By Buyer, if at any time prior to Closing, Buyer determines that it has made a material misrepresentation or materially breached a covenant or a warranty under this Agreement, which after delivery of written notice thereof to Seller, Seller is unwilling to waive same as a condition to Closing and to release Seller from any liability therefor;
(g) By Buyer, through written notice to Seller on or before 5:00 p.m., Texas time on September 12, 1995, specifying a material breach by Seller of any of the representations, warranties and/or covenants contained in Section 4 of this Agreement; and
(h) By Seller, through written notice to Buyer on or before 5:00 p.m., Texas time on September 12, 1995, specifying a material breach by Buyer of any of the representations, warranties and/or covenants contained in Section 5 of this Agreement.
For purposes of subsection (d) hereinabove and Section 8(g) of this Agreement, material environmental violations, title failures or defects, or violations of or noncompliance with applicable pipeline safety laws and regulations means only those which will cost more than $25,000.00 (singularly or in the aggregate) to correct as jointly determined by Seller and Buyer or, in the event of disagreement between Buyer and Seller with respect thereto, as determined by arbitration as provided in Section 37 of this Agreement.
Upon the termination of this Agreement by either Party in accordance with this Section 11, neither Party shall have any liability whatsoever to the other Party in connection with this Agreement and the transaction contemplated hereby, except as otherwise expressly provided in this Agreement.
12. Expenses. All expenses incurred by Seller in connection with or related to the authorization, preparation or execution of this Agreement, the Exhibits and the Schedules hereto and thereto, and all other matters related to the Closing, including without limitation, all fees and expenses of counsel, accountants and financial advisers employed by Seller, shall be borne solely and entirely by Seller; and all such expenses incurred by Buyer shall be borne solely and entirely by Buyer, and any expenses incurred by Buyer or as the result of the exercise of its right of access granted in Section 4(ff)(i) of this Agreement, shall be borne solely and entirely by Buyer.
13. Broker's Fees, Counsel Fees and Expenses. Seller and Buyer each represent to the other that neither has employed any broker or entered into any agreement for the payment of any fees, compensation or expense to any person, firm or corporation in connection with the transactions contemplated by this Agreement. Seller and Buyer further covenant and agree, each to the other, to indemnify and hold the other harmless against any loss, liability, costs, claims, demands, damages, actions, causes of action and suits arising out of or in any manner related to the alleged employment or use by the indemnifying party of any broker or agent in connection with this Agreement or the transactions contemplated hereby. The indemnification provision of this Section 13 shall survive any rescission, cancellation, termination, expiration or consummation of this Agreement.
14. Notices. Unless otherwise designated in writing, any notice or demand required or permitted by any provision of this Agreement shall be deemed to have been sufficiently given or served for all purposes if it is sent by United States Mail, return receipt requested, postage prepaid, addressed as follows or by facsimile to the numbers contained below:

If to Seller:

Five Flags Holding Company
c/o ANR Southern Pipeline Company
Nine Greenway Plaza - Coastal Tower
Houston, Texas 77046
Attention: James F. Cordes
Facsimile: (713) 297-1608

If to Buyer:

Midcoast Holdings No. One, Inc.
Suite 3030, 1100 Louisiana
Houston, Texas 77002
Attention: Mr. Dan C. Tutcher,
 President
Facsimile: (713) 650-3232
15. Operation of the Company Assets Prior to Closing. From and after the date of this Agreement to the Closing Date, Seller agrees to cause the Company to maintain and operate the Company Assets in a good and workmanlike manner in accordance with present practices and in compliance with applicable laws, rules and regulations, maintain in full force and effect that insurance which is currently in force with respect to the Company Assets, pay or cause to be paid all costs and expenses incurred in connection therewith, keep all agreements relating to the Company Assets in full force and effect according to their present terms and conditions, and otherwise comply with all of the covenants contained in all agreements relating to the Company Assets. Seller further covenants and agrees that it and/or the Company, as applicable, shall:
(a) Promptly notify Buyer of any suit, action or other proceeding that arises prior to the Closing Date affecting any of the Company Assets or Seller's ability to consummate and perform under this Agreement;
(b) Not mortgage, pledge or otherwise encumber any of the Company Assets, or grant easements or licenses upon or further encumbering any of the Company Assets without the prior written consent of Buyer;
(c) Not enter into or terminate any material Easement Agreements, Transmission Contracts or make any material changes to any of same, other than in the ordinary course of business without the prior written consent of Buyer, which consent shall not be unreasonably withheld or delayed; and
(d) Not sell or otherwise dispose of any of the Company Assets (except for use of such of the Inventory as shall be necessary in normal day-to-day operations and maintenance), or make any material changes to any of same, without the prior written consent of Buyer, which consent shall not be unreasonably withheld or delayed.
16.  Internal Revenue Code.
The terms used herein which are defined in the Agreement shall have the meanings specified in this Agreement unless specifically otherwise defined herein. As used herein, (i) the term "Code" means the U.S. Internal Revenue Code of 1986, as amended, or any successor law, (ii) the term "Law" means the law of any country or political jurisdiction thereof other than the Code and (iii) the term "Taxes" means all federal, foreign, state, local and/or combined taxes, specifically including gross income, net income, gross receipts, petroleum revenue, sales, use, ad valorem, value-added, franchise, withholding, payroll, employment, excise, property, or windfall profit taxes, together with any interest thereon and any penalties, additions to tax, or additional amounts applicable thereto which have been or may be imposed upon the Company.
17.  Tax Allocation Arrangements; Tax Audits.
(a) Tax Allocation Arrangements. Effective as of the Closing Date, all liabilities and obligations between the Company and the Seller under any tax allocation agreement or arrangement in effect prior to the Closing Date shall cease to exist, and any liabilities or rights existing under any such agreement or arrangement shall be extinguished in full and shall not be paid thereafter. Seller shall execute any documents necessary to effectuate the provisions of this paragraph;
(b) Pre-Closing and Post-Closing Tax Liabilities. Seller shall be solely responsible for the payment of all Taxes payable with respect to the Company attributable to any period ending on or before the Closing Date. Seller shall indemnify the Buyer from any such Taxes (including any interest and penalties thereon.) In the case of any state or local Taxes computed for a period which includes the Closing Date but which ends after the Closing Date, the Seller shall be liable for no more than its pro rata share of such Taxes. The Buyer and the Company shall be liable for and indemnify the Seller and its Affiliates and successors or assignees against all Taxes which are imposed on or incurred by the Buyer for taxable years or periods or portions thereof beginning on or after the Closing Date;
(c) Apportionment of Tax Liabilities. The apportionment of tax liabilities addressed in Section 17(b) of this Agreement shall be determined on the basis of actual taxable events, taxable periods, and activities, except that exemptions, allowances or deductions that are granted or calculated on an annual or periodic basis, such as the deduction for property taxes, franchise taxes (other than franchise taxes measured by income), payments in lieu of such taxes and similar taxes or fees shall be apportioned between the Seller and Buyer on a pro rata daily basis over the relevant tax period, based on the tax periods or portions thereof each is responsible for under Section 17(b) of this Agreement;
(d) Tax Reimbursement. If, as a result of any adjustment which is made after the Closing to Company's liability for Taxes for any taxable period, the Seller or Buyer or any Affiliate of either makes a payment of Taxes in accordance with Section 17(b) of this Agreement and, as a result of such adjustment, Company receives a refund of, or realizes a reduction in, Taxes for any other Taxable period, then the amount of such refund or reduction in Taxes shall promptly (and in any event no later than thirty days after the close of the taxable period with respect to which the refund or reduction in Taxes is received, taken or obtained) be remitted to the party which made such payment of Taxes. If any refund or credit of Taxes for which a payment has been made by Company pursuant to this Section 17(d) is subsequently reduced or disallowed, Seller or Buyer or any Affiliate of either who received such refund or credit of Taxes, shall pay Company for the amount of such reduction or disallowance within thirty days of such reduction or disallowance;
(e) Filing of Returns. The Seller shall prepare and file or cause to be prepared and filed when due (i) all separate company income or franchise tax returns and all consolidated, combined or unitary income and franchise tax returns that are required to be filed by or with respect to the Company for taxable years or periods during the Ownership Period including any returns as to which an election is made under the provisions of Section 338(h)(10) of the Code or under any comparable provisions under other Laws, and (ii) all other tax returns and reports of the Company which are required to be filed or furnished on or before the Closing Date. Buyer shall prepare and file, or cause to be prepared and filed, when due all other tax returns and reports that are required to be filed by or with respect to the Company, including returns necessitated by a stand-alone election under Section 338(g) of the Code or comparable provisions under other Laws;
(f) Claims and Suits for Refunds. If Buyer or any Affiliate of Buyer (including Company) received a refund of any Taxes that Seller is responsible for hereunder, or if Seller or any Affiliate of Seller (other than Company) receives a refund of any Taxes that Buyer and the Company are responsible for hereunder, the party receiving such refund shall, within thirty (30) days after receipt of such refund, remit it to the party who has responsibility for such Taxes hereunder. For the purpose of this Section 17(f), the term "refund" shall include a reduction in Tax and the use of an overpayment as a credit or other tax offset, and receipt of a refund shall occur upon the filing of a return or an adjustment thereto using such reduction, overpayment or offset or upon the receipt of cash;
(g) Payment. All Taxes, including Taxes owed after a compromise or settlement of an audit or dispute with a taxing authority, shall be paid to the taxing authority by the party which is legally responsible therefor under the Code or Law. Upon payment of any Taxes with respect to which a party is entitled to receive indemnification hereunder, such party shall submit an invoice, with evidence of payment, to the indemnifying party stating that such Taxes have been paid and giving in reasonable detail the particulars relating thereto. The indemnifying party shall remit payment for such Taxes promptly upon receipt of such invoice, evidence of payment and particulars. Such payment will include interest (at the Prime Rate) from the date Taxes are paid by the party entitled to indemnification through the date the payment is remitted by the indemnifying party;
(h) Assistance and Cooperation. Following Closing, in the event that one Party receives notice of any examination, audit, claim or other proceeding with respect to the liability of the Company for Taxes relating to any period for which the other Party is liable, the first Party shall within ten (10) days notify the other Party in writing thereof. In the event of an audit or dispute with a taxing authority over Taxes for which a party is liable pursuant to this Section 17, that Party will be entitled to control the proceedings, at its sole expense, related to such Taxes (including action taken to pay, compromise or settle such Taxes), provided, that Seller and Buyer shall jointly control, in good faith with each other, any proceeding related to a taxable year or period which begins before and ends after the Closing Date and which both parties have liability for pursuant to Section 17(b) of this Agreement, provided further, however, that Seller will in any event be entitled to solely control any proceeding which relates to or impacts a consolidated, combined or unitary return filed in any jurisdiction by Seller or its Affiliates. The Party which is not entitled to control any such proceedings shall be afforded a reasonable opportunity to participate in such proceedings at its own expense;
(i) Further Assurances. Each of the Parties hereby agrees to provide to the other such cooperation and information as reasonably requested and necessary for the preparation and/or filing of any return, amended return or claim for refund; in determining a liability or a right to refund; in conducting any audit; or in responding to any examination, audit, claim or other proceeding, involving any Taxes. The Company and each Party will preserve and retain all returns, schedules, work papers and all material records or other documents relating to any Taxes until the expiration of the statutory period of limitations (including extensions) for the taxable periods to which such documents relate and until the final determination of any payments which may be required with respect to such periods under this Agreement. The Company shall make such documents available at the then current administrative headquarters of the Company to Seller upon reasonable notice and at reasonable times. Seller shall be entitled, at its sole expense, to make copies of any such books and records as it shall deem necessary for any reason. The Buyer further agrees to permit representatives of Seller to meet with employees of the Buyer and the Company on a mutually convenient basis in order to enable such representatives to obtain additional information and explanations of any documents provided pursuant to this paragraph. Any information obtained pursuant to this paragraph shall be kept confidential, except as may be otherwise necessary in connection with the filing of returns or claims for refund or in conducting or responding to any examination, audit, claim or other proceeding.
(j) Prior Year Returns. The Seller represents that the Company has copies of all separate and consolidated returns filed since September 2, 1993 of prior year "Taxes", regardless of whether the Seller owned the Company at the time the tax returns were filed.
18. Indemnification by Seller. Seller agrees that, on and after the Closing, it will indemnify, hold harmless and defend Buyer from and against any and all losses, claims, demands, costs and expenses (including, without limitation, reasonable attorneys' fees and disbursements) of every kind, nature and description based upon, arising out of or otherwise in respect of the following:
(a) any misrepresentation, breach of warranty or breach of covenant by Seller contained in this Agreement or in any documents entered into or delivered in connection therewith;
(b) claims or demands of third parties arising from or otherwise related to the operations of, or any work performed by Seller, prior to the Closing;
(c) the nonfulfillment by Seller of any of the obliga-tions and liabilities of the Company assumed by Seller pursuant to subsections (a), (b), (c), (d), (e), (f), (g) and (h) of Section 6 of this Agreement;
(d) any and all violations of "Environmental Protection Laws" occurring during the Ownership Period with respect to Seller's ownership or operation of the Pipeline System, the Equipment or any of the other assets constituting a portion of the Company Assets. "Environmental Protection Laws" shall include any and all laws, statutes, rules, regulations, and judicial interpretation thereof of the United States, of any state in which the Company Assets, or any portion thereof, is located, and of any other governmental or quasi-governmental authority having jurisdiction, that relate to the prevention, abatement, and/or elimination of pollution and/or protection of the environment, including, but not limited to, those federal statutes commonly known as the Solid Waste Disposal Act of 1970, the Resource Conservation and Recovery Act of 1976, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Superfund Amendments and Reauthorization Act of 1986, the Clean Water Act, the Clean Air Act, the Safe Drinking Water Act, the Migratory Bird Treaty Act, the Toxic Substances Control Act, and the Hazardous Materials Transportation Act, together with all applicable state statutes serving any similar or related purpose;
(e) all "Taxes" (as defined in Section 16 of this Agreement) of Seller attributable to all periods during the Ownership Period, without regard to whether or not the period for which any "Taxes" are determined ends either before or subsequent to the Closing Date;
(f) the non-existence of any particular Company Assets which are described in this Agreement or in the Exhibits or Schedules thereto;
(g) any and all actions, suits, proceedings, claims, demands, assessments, judgments, costs and expenses, including without limitation, legal fees and expenses incurred by Buyer, incident to any of the foregoing or incurred by Buyer in investigation or attempting to avoid the same or to oppose the imposition thereof, or in enforcing this indemnity; and
(h) title defects by, through and under the Company occurring during the Ownership Period.
This right to indemnification is in addition to any other right available to Buyer, including, without limitation, the right of Buyer to sue Seller for a misrepresentation, breach of warranty, or breach of covenant under this Agreement.
19. Indemnification by Buyer. Buyer hereby agrees that, on and after the Closing, it will indemnify, hold harmless and defend Seller from and against any and all losses, claims, demands, damages, costs and expenses (including, without limitation, reasonable attorneys' fees and disbursements) of every kind, nature and description based upon, arising out of or otherwise in respect of the following:
(a) any misrepresentation, breach of warranty or breach of covenant by Buyer contained in this Agreement or in any documents entered into or delivered in connection herewith;
(b)  the nonfulfillment by Buyer of any Assumed Obligation;
(c) claims or demands of third parties arising from or otherwise related to the operations of, or any work performed by the Company, after the Closing;
(d) any and all violations of Environmental Protection Laws, as defined in Section 18(d) of this Agreement, first occurring on or after the Closing Date with respect to the Company's ownership or operation of the Pipeline System, the Equipment or any of the other assets constituting a portion of the Company Assets; and
(e) any and all actions, suits, proceedings, claims, demands, assessments, judgments, costs and expenses, including without limitation, reasonable legal fees and expenses incurred by Seller, directly related to any of the foregoing, or in enforcing this indemnity. This right to indemnification is in addition to any other right available to Seller, including, without limitation, the right of Seller to sue Buyer for a misrepresentation, breach of warranty, or breach of covenant under this Agreement.
20. Defense by Parties. Notice of any claim for indemnification under this Agreement shall be given promptly to the indemnifying party stating in reasonable detail the nature of such claim and the amount thereof. If an action, suit or proceeding is brought against a party with respect to which an indemnifying party has liability under an indemnity agreement contained herein, the indemnifying party shall, at its sole expense, conduct the defense of any such action, suit or proceeding. The party seeking indemnity, at its sole expense, may participate in the defense of any such action, suit or proceeding and, in such event, all parties shall cooperate fully with each other and their counsel in order to ensure a proper and adequate defense. If the indemnifying party refuses or declines to defend such action, suit or proceeding, the party seeking indemnity shall have the right, at the expense of the indemnifying party, to defend such claim with counsel of its own choosing.
21. Limitations on Liabilities of the Parties. All statements, covenants, representations, warranties and indemnity obligations contained in this Agreement, in the Exhibits and Schedules hereto, or in any certificate or document delivered hereunder shall not be deemed merged into the Closing or the documents delivered at Closing, but, rather shall survive until December 15, 1996 (unless waived in writing at or prior to Closing). Both Seller's and Buyer's liability for any claims against the other arising out of or in any way pertaining to this Agreement or the purchase and sale of the Stock, including but not limited to any misrepresentations, breaches of covenants, breaches of warranties and breaches of indemnity obligations, shall terminate on December 15, 1996, and it shall, therefore, be a condition to a Party's liability for any such claims under this Agreement that it receive due notice of such claims, as provided under Section 15 of this Agreement, on or before December 15, 1996; provided, however, in the event there is a claim, for which notice has been given as provided above, pending on December 15, 1996, then the liability of a Party for any such claim shall not terminate, but shall continue in effect with respect to any such claim. Notwithstanding the foregoing, Seller's liability for Seller's breach of the obligations and liabilities of the Company assumed by Seller pursuant to subsections (a), (b),
(c), (d), (e) (f), (g) and (h) of Section 6 of this Agreement ("Seller's Assumed Obligations"), shall survive the Closing and continue in effect thereafter, and Buyer's liability for the indemnity obligation of Buyer under Section 4(ff)(i) of this Agreement shall survive the Closing and continue in effect thereafter. Notwithstanding any provision to the contrary in this Agreement or the Exhibits and Schedules hereto: (i) the aggregate liability of (x) Seller's parent company, ANR Southern Pipeline Company, under the Indemnity Agreement issued by it pursuant to
Section 22 of this Agreement and otherwise under any applicable laws, and (y) Seller under this Agreement and otherwise under any applicable laws, to Buyer for any claims and/or of any losses arising out of or in any way pertaining to the sale and assignment of the Stock, including but not limited to any misrepresentations, breaches of covenants, breaches of warranties and breaches of indemnity obligations, shall be limited to Two Million, Fifty-Two Thousand and No/100 Dollars ($2,052,000); and (ii) the aggregate liability of Buyer to Seller under this Agreement and otherwise under any applicable laws for any claims and/or any of the losses arising out of or any way pertaining to the sale and assignment of the Stock, including but not limited to any misrepresentations, breaches of covenants, breaches of warranties and breaches of indemnity obligations, shall be limited to Two Million, Fifty-Two Thousand and No/100 Dollars ($2,052,000).
22. Indemnity Agreement of Parent Corporation. At Closing, Seller agrees to deliver to Buyer, and each of Seller and Buyer shall execute, an Indemnity Agreement issued by ANR Southern Pipeline Company, in substantially the same form as that attached hereto as Exhibit "H".
23. The Parties, Their Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the Parties and their respective successors, legal representatives and assigns; provided, however, that no Party may assign its obligations hereunder without the prior written consent of the other Party.
24. Entire Agreement. This Agreement and its Exhibits and Schedules constitute the entire agreement of the Parties with respect to the subject matter hereof, supersedes all prior and contemporaneous agreements and understandings between the Parties, and may not be modified or amended except by a written agreement executed by both Parties. No representation, promise, or statement of intention has been made by either Party that is not embodied in this Agreement, and neither Party shall be bound or liable for any alleged representation, promise or statement of intention not so set forth in this Agreement.
25. Governing Law. This Agreement shall in all respects be governed by and construed in accordance with the laws of the State of Texas, except for any conflict of laws rules which would refer any matter to the law of another jurisdiction, and irrespective of
(i) the respective jurisdictions of incorporation of the Parties,
(ii) the locations of the respective principal offices or places of business of the Parties, (iii) the places of execution or place of consummation of this Agreement, or (iv) the location of the property which is the subject of this Agreement.
26. Cooperation After Closing. After the Closing, upon reasonable advance notice, Buyer shall provide access during normal business hours to, and copying of, any books and records and other information as Seller may reasonably require to close the books and records of Seller and prepare Seller's tax returns or in connection with, any claim made against, or obligation of, Seller or any Affiliate of Seller, involving the Company or its property.
27. Section and SubSection Headings. The Section and subsection headings contained herein are for the purpose of convenience only and are not intended to define or limit the contents thereof.
28. Counterparts. This Agreement may be executed in one or more counterparts, all of which when taken together shall be deemed to be one original.
29. Exhibits and Schedules. All Exhibits and all Schedules attached to or referred to in this Agreement are incorporated into and made of part of this Agreement.
30. Waivers. Any failure by either Party to comply with any of its obligations, agreements or conditions herein contained may be waived in writing, but not in any other manner, by the Party to whom such compliance is owed. No waiver of, or consent to a change in, any of the provisions of this Agreement shall be deemed or shall constitute a waiver of, or consent to a change in, other provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.
31. Further Assurances. Seller and Buyer agree to deliver or cause to be delivered to each other on the Closing Date and at such other time thereafter as shall be reasonably agreed, any such additional instruments as Buyer or Seller may reasonably request for the purpose of carrying out this Agreement, including but not limited to: (a) Seller and Buyer amending the Exhibits hereto as required to effectuate the transactions contemplated hereunder; and
(b) Seller providing Buyer with immediate disclosure of noncompliance with Environmental Protection Laws as contemplated by
Section 4(e) of this Agreement.
32. No Solicitation. Seller agrees that on and after the date this Agreement has been fully executed by both Buyer and Seller and one counterpart delivered to each of the parties, except as otherwise consented to in writing by Buyer, Seller and any affiliates or agents of Seller will immediately terminate all discussions with any party other than Buyer with respect to any sale or other similar transaction involving the Company Assets. Neither Buyer nor Seller, or any affiliates or agents of Buyer or Seller, shall enter into or conduct discussions, whether or not solicited by any of Buyer, Seller or their agents, with any party other than Buyer with respect to any sale or other similar transaction involving the Company Assets until Closing or termination of this Agreement.
33. Confidentiality. Seller expressly agrees that all copies of books, files, maps and records pertaining to the Company Assets that are retained by Seller (Buyer herewith acknowledging and agreeing that Seller shall be entitled to retain copies of any such books, files, maps and records as Seller deems necessary or desirable) shall be, and shall be handled by Seller as, confidential information of the Company. Seller shall not disclose any such information to any third party, including without limitation, any local, state or federal governmental body or regulatory agency, unless required to do so by applicable law. Prior to any such disclosure, Seller shall notify the Company, as far in advance of any such required disclosure as is practicable, that Seller is required to disclose such information and the basis for such required disclosure, and Seller shall cooperate fully with the Company to obtain confidential treatment for any such disclosed information by the party to which such information is disclosed.
34. Amendment. At any time prior to the Closing Date this Agreement may be amended or modified in any respect by the Parties by an agreement in writing executed in the same manner as this Agreement. No supplement, modification, waiver or termination of this Agreement shall be binding unless executed in writing by the party to be bound thereby.
35. Attorneys' Fees. In the event suit or action arising out of the Agreement should be brought by either Party, the prevailing Party, after conclusion of all appeals, shall be entitled to reimbursement of court costs and reasonable attorneys' fees; provided, however, that should the litigation concern the issue of value or damages related to a breach of this Agreement and the defendant offers to tender to the plaintiff a settlement amount and plaintiff refuses said offer, then plaintiff must recover an amount, exclusive of interest, attorneys' fees and court costs, at least fifteen percent (15%) greater than the settlement offer in order to be entitled to the cost and fee recovery provisions of this Section 35.
36. Construction. Each Party acknowledges and agrees that this Agreement was negotiated and drafted jointly by both Parties hereto, and that in the event of any ambiguity, this Agreement shall not be construed against either Party but rather the terms herein shall be given a reasonable interpretation.
37. Arbitration. Either Party may upon notice given to the other call for submission to arbitration (i) whether the cost of correcting any environmental violation and/or title defect or title failure and/or violations of or noncompliance with applicable pipeline safety laws and regulations will exceed $25,000.00 (singularly or in the aggregate), pursuant to the notice which may be given by Buyer to Seller under Section 11(d) of this Agreement or (ii) the amount of repair or replacement cost of any Company Assets damaged or destroyed by fire, flood, storm or other casualty prior to Closing, pursuant to the determination which may be made under Section 10 of this Agreement, in accordance with the following:
(a) The Party requesting arbitration shall set forth in such notice its proposed material amount. Within ten (10) days from the receipt of such notice, the other Party may set forth its proposed material amount. Within ten (10) days after the giving of such latter notice, each Party shall furnish to the other Party a notice ("Decision Number") setting forth the amount that such Party wishes the arbitrator(s) to select. Within ten (10) days after the giving of the latter of the two Decision Numbers, the Parties shall attend a meeting ("Meeting") at a mutually acceptable time and place to discuss fully the content of such Decision Numbers and based thereon determine whether either or both wish to modify their Decision Numbers in any way. Any such modifications shall be discussed with each other, so that when each Party finalizes its Decision Number, it shall do so with full knowledge of the content of the other Party's final Decision Number. The finalization of such Decision Numbers and the delivery of same by each Party to the other shall occur at the Meeting unless by mutual agreement they agree to have one or more additional Meetings for such purposes.
If arbitration is invoked by either Party, the decision of the arbitrator(s) shall be final and binding upon all Parties, and no Party shall seek to have the applicable issues litigated rather than arbitrated (except as may be otherwise required by law).
(b) It is the intent of the Parties that, to the extent practicable, such binding arbitration shall be conducted by a person knowledgeable and experienced in the type of matter that is the subject of the dispute. In the event the Parties are unable to agree upon such person within ten (10) days after the last Meeting held pursuant to subsection (a) of this Section 37, then each Party shall select a person that it believes has the qualifications set forth above as its designated arbitrator (which selection shall be accomplished by notifying the other Party of the identity of such person), and such arbitrators so designated shall mutually agree upon a similarly qualified third person to complete the arbitration panel, provided, however, that if one of the Parties fails to select its designated arbitrator as specified herein within ten
(10) days of receiving notice from the other Party that such other Party has selected its designated arbitrator, then the arbitration provided for herein shall be conducted by the one arbitrator so designated. In the event that the persons selected by the Parties are unable to agree on a third member of the panel within ten (10) days after the selection of the latter of the two arbitrators, such person shall be designated by the American Arbitration Association. Upon final selection of the entire panel, such panel shall, as expeditiously as possible (and if possible, within ninety (90) days after the selection of the last arbitrator), render a decision on the matter submitted for arbitration. Such panel shall be required to adopt either one of the Decision Notices and shall have no power whatsoever to reach any other result. Such panel shall adopt the decision that in its judgment is the more fair, equitable and in conformity with this Agreement. The arbitration shall be conducted in Houston, Texas, in accordance with the commercial arbitration rules of the American Arbitration Association.
(c) Upon the determination of any such dispute, the arbitrators shall bill the costs attributable to such binding arbitration to the losing Party; provided, however, that the arbitrators shall be empowered to apportion such costs between the Parties if they deem it appropriate.
(d) It is the intent of the Parties that, once arbitration is invoked by either Party pursuant to the provisions of this Section 37, the matters set for arbitration shall be decided as set forth herein, and they shall not seek to have this Section 37 rendered unenforceable or to have such matter decided in any other way, provided, however, that nothing herein shall prevent the Parties from negotiating a settlement of any issue at any time.
IN WITNESS WHEREOF, the Parties have executed or caused this Agreement to be executed in multiple originals by duly authorized officers as of the day and year first above written.

SELLER:

FIVE FLAGS HOLDING COMPANY



By:__________________
Name:________________
Title:_______________

BUYER:

MIDCOAST HOLDINGS NO. ONE, INC.



By:_______________________
   Dan C. Tutcher,
   President

















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EXHIBITS:

Exhibit "A" - "Map of the "Pipeline System"

Exhibit "B" - "Equipment"

Exhibit "C" - "Lease"

Exhibit "D" - "Easement Agreements"

Exhibit "E" - "Inventory"

Exhibit "F" - "Transmission Contracts"

Exhibit "G" - "Permits"

Exhibit "H" - "Indemnity Agreement"



SCHEDULES:



Schedule 4(e) - Directors and Officers of the Company

Schedule 4(f) - "Balance Sheet"

Schedule 4(l) -  Notices of Failure to Comply with Laws

Schedule 4(x) - Exceptions to Compliances with Environmental Laws

Schedule 4(ee)- Schedule of Insurance Coverages

Schedule 4(gg)- Bank Accounts

Schedule 4(hh)-"Benefit Plans"